SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Flagstar Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

April 2, 2002

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of the Company and Flagstar Bank, FSB, 5151 Corporate Dr., Troy, Michigan on May 6, 2002 at 1:00 p.m., local time.

The Annual Meeting has been called for the election of directors and the conduct of incidental matters. Enclosed is a proxy statement, a proxy card and the Annual Report to Stockholders for 2001. Directors and officers of the Company as well as representatives of Grant Thornton LLP, the Company’s independent auditors for 2001, will be present to respond to any questions the stockholders may have.

Your vote is important regardless of the number of shares you own. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Thank you for your cooperation and continuing support.

Sincerely,

/s/ THOMAS J. HAMMOND

Thomas J. Hammond
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL I -- ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES AND COMPENSATION OF THE BOARDS OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION AND OTHER BENEFITS
SUMMARY COMPENSATION TABLE
STOCK OPTIONS
REPORT OF THE COMPENSATION COMMITTEE
STOCKHOLDER PROPOSAL 2. INCREASE IN OPTION SHARES
STOCKHOLDER PROPOSAL 3. THE CLASSIFIED BOARD PROPOSAL

FLAGSTAR BANCORP, INC.

5151 Corporate Dr.
TROY, MI 48098
(248) 312-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2002

NOTICE IS HEREBY GIVEN that the 2002 annual meeting of stockholders (the “Annual Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on Monday, May 6, 2002 at 1:00 p.m., local time, at the national headquarters of the Company and Flagstar Bank, FSB, 5151 Corporate Dr., Troy, Michigan.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	to elect five directors to the Board of Directors to hold office for the enclosed specified period and until their successors shall have duly elected and qualified;

2.	to approve the amendment to the 1997 Employees and Director’s Stock Option Plan (“Option Plan”) which will reserve an additional 1.0 million shares of common stock;

3.	to approve the amendment to the Restated Articles of Incorporation which will reduce the number of classes on the Board of Directors from three to two; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record on March 20, 2002 will be entitled to vote at the Annual Meeting and any adjournments thereof.

You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ MARY KAY MCGUIRE

Mary Kay McGuire
Secretary

Troy, Michigan

April 2, 2002

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

OF

FLAGSTAR BANCORP, INC.

5151 Corporate Dr.
TROY, MI 48098
(248) 312-2000

ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2002

General

This Proxy Statement is furnished to stockholders of Flagstar Bancorp, Inc. (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors to be used at the 2002 Annual Meeting of stockholders of the Company (the “Annual Meeting”), to be held on Monday, May 6, 2002 at 1:00 p.m., local time, at the national headquarters of the Company and Flagstar Bank, FSB (the “Bank”), 5151 Corporate Dr., Troy, Michigan. The accompanying Notice of Annual Meeting and form of proxy and this Proxy Statement are being first mailed to stockholders on or about April 2, 2002.

Voting and Revocability of Proxies

If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the five nominees as directors of the Company and will be voted FOR the amendment to the 1997 Stock Option Plan and will be voted FOR the amendment to the Restated Articles of Incorporation. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person or a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Company’s Restated Articles of Incorporation. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors. Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any other matters that are to come before the Annual Meeting. Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast, but will be counted for purposes of determining a quorum at the Annual Meeting.

Stockholders who execute proxies may revoke them at any time prior to their exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mere presence of a stockholder at the Annual Meeting will not, by itself, automatically revoke such stockholder’s proxy.

Voting Securities

The securities which can be voted at the Annual Meeting consist of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. Each share entitles its owner to one vote on all matters. March 20, 2002 (the “Record Date”) has been fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Common Stock outstanding as of the Record Date was 19,280,111.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups beneficially owning more than 5% of the Common Stock are generally required under federal securities laws to file certain reports with the Securities and Exchange Commission (“SEC”) detailing such ownership. The following table sets forth, as of the Record Date, certain information as to the Common Stock beneficially owned by any person or group of persons who is known to the Company to be the beneficial owners of more than 5% of the Common Stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of the Common Stock at the Record Date.

Name of	Amount and nature of	Percent of Common
Owner	Ownership(a)	Stock Outstanding

Thomas J. Hammond(b)	4,602,276	24.0%
Janet G. Hammond(c)	1,444,369	7.5
Mark T. Hammond(d)	1,509,777	7.9
Catherine H. Rondeau(e)	1,449,877	7.4
Carrie C. Langdon(f)	1,294,877	6.8
Dimensional Fund Advisors Inc.	991,535	5.2

(a)	Does not include stock owned by the respective stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(b)	Does not include common shares that are acquirable by Mr. Hammond in accordance with the Option Plan or the Stock Plan.

(c)	Janet G. Hammond is the wife of Thomas J. Hammond.

(d)	Does not include common shares that are acquirable by Mr. Hammond in accordance with the Option Plan or the Stock Plan. Mark T. Hammond is the son of Thomas J. Hammond.

(e)	Catherine H. Rondeau is the daughter of Thomas J. Hammond.

(f)	Carrie C. Langdon is the daughter of Thomas J. Hammond.

The following table sets forth, as of December 31, 2001, certain information known to the Company as to the Common Stock beneficially owned by each director and executive officer of the Company and the Bank and by all directors and executive officers of the Company and the Bank and affiliates as a group.

	Number of	Percent
Name and Position	Shares (1)	of Class

Thomas J. Hammond, Chairman of the Board	4,706,031	24.0%
Mark T. Hammond, Vice Chairman of the Board, President, and Chief Executive Officer	1,521,112	7.8
C. Michael Kojaian, Director	854	*
James D. Coleman, Director	—	*
Michael W. Carrie, Director, and Executive Vice President, Treasurer, and Chief Financial Officer	6,833	*
Joan H. Anderson, Director and Executive Vice President	3,495	*
Mary Kay McGuire, Director of the Bank and Senior Vice President and Secretary	8,651	*
Robert O. Rondeau, Jr., Executive Vice President	—	*
Kirstin A. Hammond, Executive Vice President	12,036	*
Charles Bazzy, Director of the Bank	8,539	*
John R. Kersten, Director	854	*
James D. Isbister, Director	4,104	*
Richard S. Elsea, Director	—	*
Catherine H. Rondeau	1,449,847	7.3
Carrie C. Langdon	1,294,877	6.8
Janet G. Hammond	1,444,369	7.5
All directors, affiliates, and executive officers as a group (16 persons)	10,461,602	53.9%

*	Less than 1.0%

(1)	Based on information provided by the respective director, affiliate, or executive officer. These totals include options granted under the 1997 Stock Option Plan. Unless otherwise indicated, the amounts shown include shares owned jointly with family members with whom the person shares voting and dispositive powers, or as custodian or trustee over which shares the person effectively exercises voting and dispositive powers. These amounts also include certain shares held in the person’s Savings and Investment Plan account, as of December 31, 2001, with respect to which the person has sole dispositive power and shared voting rights with the Plan’s trustees.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Board of Directors (the “Board”) is currently composed of nine members. The Board has approved an increase in the size of the Board to eleven members effective upon the date of the shareholder meeting. The Board has nominated for election as directors, Thomas J. Hammond, C. Michael Kojaian, Robert O. Rondeau, Jr., Kirstin A. Hammond, and Charles Bazzy. Mr. Hammond and Mr. Kojaian are currently members of the Board. Mr. Rondeau and Mrs. Hammond are executive officers of the Company. Mr. Bazzy is currently a Bank board member. Under Michigan law, directors are elected by a plurality of the votes present in person or by proxy and entitled to vote on the election of directors.

If the Board proposal, set forth in Proposal 3 below, is approved, the Company’s Restated Articles of Incorporation will require that directors be divided into two classes, as nearly equal in number as possible, the members of each class to serve for a term of two years and until their successors are elected and qualified, with one-half of the directors elected each year. If the above candidates are elected, Thomas J. Hammond, C. Michael Kojaian and Charles Bazzy will serve for a two year term. Robert O. Rondeau, Jr. and Kirstin A. Hammond each will have a one year term.

If the Board proposal, set forth in Proposal 3 below, is not approved, the Company’s Restated Articles of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, the members of each class to serve for a term of three years and until their successors are elected and qualified, with one-half of the directors elected each year. If the above candidates are elected, Thomas J. Hammond, Charles Bazzy, C. Michael Kojaian and Kirstin A. Hammond will serve for a three year terms. Robert O. Rondeau, Jr. will have a one year term.

It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominee. If the nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

The Board of Directors recommends a vote “FOR” election as directors of all of the nominees listed below.

The following table sets forth, for the nominee and each continuing director, his or her name, age as of the Record Date, the year he or she first became a director of the Company and the expiration of his or her current term as a director of the Company.

		Year
	Age as	First Elected	Current
	Of the	Director of	Term
	Record	the	To
Name	Date	Company	Expire

Board Nominee for Terms to Expire in 2004
Thomas J. Hammond	58	1993	2002
Charles Bazzy	72	—	—
C. Michael Kojaian	40	1997	2002
Board Nominee for Terms to Expire in 2003
Kirstin A. Hammond	36	—	—
Robert O. Rondeau, Jr.	36	—	—
Directors Continuing in Office
Michael W. Carrie	47	1997	2003
James D. Coleman	55	1993	2003
Richard S. Elsea	72	1997	2003
Mark T. Hammond	36	1993	2004
James D. Isbister	65	1997	2004
John R. Kersten	60	1997	2004

The following sets forth the business experience of each director of the Company.

Thomas J. Hammond has served as Chairman of the Board of Directors since 1993. Mr. Hammond founded Flagstar Bank, FSB in 1987 and in the recent past held the titles of President and Chief Executive Officer.

Robert O. Rondeau, Jr. has served as an Executive Vice President since January 2001. Mr. Rondeau manages the Consumer Loan Division, the Commercial Loan Division, and the Retail Banking Operation. Mr. Rondeau is the son-in-law of Thomas J. Hammond, the Chairman of the Board.

Kirstin A. Hammond has served as an Executive Vice President since January 2001. Mrs. Hammond manages the Secondary Marketing Department. Mrs. Hammond is the wife of Mark T. Hammond, the President, Chief Executive Officer, and Vice Chairman of the Board of Directors and the daughter-in-law of Thomas J. Hammond, the Chairman of the Board.

Charles Bazzy has served as a Director of the Bank since 1987. He is retired from Ford Motor Company where he served as a planning and development manager for 33 years.

C. Michael Kojaian has served as a director since 1997. He serves as Executive Vice President and a Director of the Kojaian Companies, a real estate development and asset management organization.

Michael W. Carrie has served as a director since 1997. Mr. Carrie also serves as the Executive Vice President, Treasurer and Chief Financial Officer.

Richard S. Elsea has served as a director since 1997. Mr. Elsea is President and Owner of Real Estate One, Michigan’s largest real estate sales organization.

Dr. James D. Coleman has served as a director of the Company since 1993. He is a retired physician.

Mark T. Hammond has served as Vice-Chairman of the Board of Directors since 1993. Mr. Hammond also serves as President and Chief Executive Officer. Mr. Hammond is the son of Thomas J. Hammond, the Chairman of the Board.

James D. Isbister has served as a director since 1997. He is the Chairman of Advancis Pharmaceutical Corporation. Mr. Isbister is the father-in-law of Mark T. Hammond and the father of Kirstin A. Hammond.

John R. Kersten has served as a director since 1997. Mr. Kersten is the owner and President of Century 21 Town and Country Real Estate, Michigan’s 2nd largest real estate sales organization.

MEETINGS AND COMMITTEES AND COMPENSATION OF THE BOARDS OF DIRECTORS

The Boards of Directors generally meet on a monthly basis, or as needed. During the year ended December 31, 2001, the Company’s Board of Directors met 12 times. C. Michael Kojaian was absent 5 times and John R. Kersten was absent 4 times during both 2000 and 2001. No other director was absent more than 1 meeting during 2001 or 2000.

The Company’s Board of Directors acts as a nominating committee for the annual selection of its nominees for election as directors of the Company. While the Company’s Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Company’s stockholders for nominees nor, subject to the procedural requirements set forth in the Company’s Restated and Amended Articles of Incorporation and Bylaws, established any procedures for this purpose. The Company’s Board of Directors met once in its capacity as the nominating committee during 2001.

The Company’s Audit Committee consists of directors C. Michael Kojaian, Dr. James Coleman, and John R. Kersten. The Audit Committee is responsible for reviewing the Company’s auditing programs and the activity of the Bank’s Audit Committee. During 2001, the Bank’s Audit Committee consisted of Bank directors Charles Bazzy, William B. Bortels, and Ronald I. Nichols, Sr. The committee oversaw the quarterly regulatory reporting process, oversaw the internal compliance audits as necessary, received and reviewed the results of each external audit, reviewed management’s responses to auditors’ recommendations, and reviewed management’s reports on cases of financial misconduct by employees, officers or directors. The Company’s Audit Committee met four times during 2001.

The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition (three independent directors) satisfies the rule of the New York Stock Exchange (“NYSE”) that governs audit committee composition, Rule 303.01(B)(3), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 303.01(B)(2).

Directors received a monthly fee of $1,200 for attendance at each board meeting. Non-Employee directors are also reimbursed for reasonable travel expense incurred in connection with board and committee meetings.

During 2001, non-employee board members received a $8,000 year-end bonus. Directors do not receive any additional compensation for serving on committees. Directors are not paid if they do not attend a meeting. All directors are eligible to participate in the Option Plan.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

1.	reviewed and discussed the audited financial statements with management;

2.	discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

3.	reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

Members of the Audit Committees:

/s/ JAMES D. COLEMAN James D. Coleman Director Flagstar Bancorp, Inc.	/s/ JOHN R. KERSTEN John R. Kersten Director Flagstar Bancorp, Inc.	/s/ C. MICHAEL KOJAIAN C. Michael Kojaian Director Flagstar Bancorp, Inc.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

The following tables sets forth information with respect to the compensation paid or accrued by the Company during the last three years ended December 31, 2001, to or on behalf of each executive officer, in all capacities in which they served:

SUMMARY COMPENSATION TABLE

		Annual Compensation

			Incentive		Other
			Compensation	Officer	Annual $
Name and Principal Position(s)	Year	Salary($)	($)	Bonus	(1)(3)(4)

Thomas J. Hammond	2001	$600,000	$1,000,000	$480,000	$33,900
Chairman of the Board	2000	600,000	775,000	—	33,900
	1999	600,000	1,000,000	—	30,000
Mark T. Hammond	2001	448,292	1,000,000	250,000	33,900
Vice Chairman and Chief	2000	448,292	540,000	—	33,900
Executive Officer and President	1999	422,242	600,000	—	27,600
Michael W. Carrie	2001	260,650	—	140,000	26,700
Director, Executive Vice President,	2000	245,896	—	35,500	26,700
Treasurer, and Chief Financial Officer	1999	231,988	—	211,545	27,971
Joan H. Anderson	2001	208,468	—	106,000	23,100
Director and Executive Vice President	2000	201,450	—	30,000	24,300
	1999	191,147	—	25,000	20,400
Kirstin A. Hammond	2001	216,486	—	106,000	9,900
Executive Vice President	2000	200,450	—	30,000	7,500
	1999	190,402	—	25,000	4,800
Robert O. Rondeau, Jr.	2001	208,469	—	144,000	5,100
Executive Vice President	2001	200,450	—	30,000	5,100
	1999	190,402	—	25,000	4,800

(1)	Includes board fees, 401k matching contributions, car allowance, and miscellaneous other.

(2)	In 2000, the Company paid $195,000 as a corporate retainer to allow the membership participation of Thomas J. Hammond, Mark T. Hammond, and Robert O. Rondeau, Jr. and two other senior officers in a local country club. During 2001, the Company paid $5,880, $6,882, and $5,749 in membership fees and pro shop charges for Thomas J. Hammond, Mark T. Hammond, and Robert O. Rondeau, Jr., respectively. During 2001, the Company also paid $3,909 in membership premiums for Mark T. Hammond at another local country club. These dues and charges are not included in the above table or the employee’s current income.

(3)	The Company pays premiums on a life insurance/ annuity policy which benefits the individual executive officer. These policies require the executive officer to also make contributory premium payments and do not allow any benefit to be paid to any beneficiary until the Company is fully reimbursed for its contributions.

(4)	The above table excludes the indirect compensation provided in the form of the use of two vehicles for Thomas J. Hammond and the use of one auto for Mark T. Hammond and Robert O. Rondeau, Jr. These vehicles are for both business and personal use and is not included in the employee’s current income. Each of the other executive officers has a car allowance included in their W-2 wages which is disclosed above as part of the Other Annual.

Executive Officers

Thomas J. Hammond has served as Chief Executive Officer of the Bank since its formation in 1987 and the Company since its formation in 1993. On January 1, 2002, Mr. Hammond stepped down from his position as C.E.O. Mr. Hammond also serves as Chairman of the Board of Directors.

Mark T. Hammond has served as President of the Company since 1997 and the Bank since 1995. On January 1, 2002, Mr. Hammond assumed the title of Chief Executive Officer. Mr. Hammond also serves as Vice-Chairman of the Board of Directors. Mr. Hammond is the son of Thomas J. Hammond, the Chairman of the Board.

Michael W. Carrie has served as Executive Vice President, Treasurer, and Chief Financial Officer of the Company since 1995. Mr. Carrie has served as Chief Financial Officer since 1993. Mr. Carrie has also served as a Director since 1997.

Joan H. Anderson has served as an Executive Vice President of the Company since 1993 and the Bank since 1988. Mrs. Anderson manages the Loan Administration Division and also serves on the Board of Directors. Mrs. Anderson has been employed by the Bank since its formation in 1987.

Robert O. Rondeau, Jr. has served as an Executive Vice President of the Bank since 1998 and the Company since January 2001. Mr. Rondeau has been employed by the Bank since 1995. Mr. Rondeau manages the Consumer Loan Division, the Commercial Loan Division, and the Retail Banking Operation. Mr. Rondeau is the son-in-law of Thomas J. Hammond, the Chairman of the Board.

Kirstin A. Hammond has served as an Executive Vice President of the Bank since 1998 and the Company since January 2001. Mrs. Hammond has been employed by the Company since 1991. Mrs. Hammond manages the Secondary Marketing Department. Mrs. Hammond is the wife of Mark T. Hammond, the President, Chief Executive Officer, and Vice Chairman of the Board of Directors and the daughter-in-law of Thomas J. Hammond, the Chairman of the Board.

STOCK OPTIONS

The following table contains information concerning the grant of stock options under the Company’s Option Plan to the persons named in the Summary Compensation Table set forth above.

			% of Total
		Number of	Options		Grant Date
	Year	Options	Granted in	Exercise Price	Present
	Granted	Granted(a)(b)	Year Granted	($ per share)	Value(c)

Thomas J. Hammond	2001	66,000	17.5%	$15.05	$396,700
	2000	187,500	25.4	5.88	475,000
	1997	543,950	32.7	8.67	1,388,000
Mark T. Hammond	2001	186,000	49.4	14.76	1,028,700
	2000	225,000	30.4	7.37	711,200
	1998	30,000	21.4	12.96	96,800
	1997	326,550	19.6	8.67	867,500
Michael W. Carrie	2001	10,200	2.7	15.05	61,300
	2000	22,500	3.0	5.88	57,000
	1997	65,000	3.9	8.67	225,550
Joan H. Anderson	2001	7,500	2.0	15.05	45,100
	2000	13,500	1.8	5.88	34,200
	1997	57,500	3.5	8.67	156,150
Kirstin A. Hammond	2001	7,500	2.0	15.05	45,100
	2000	13,500	1.8	5.88	34,200
	1998	7,500	5.3	14.33	25,450
	1997	18,300	1.1	8.67	156,150
Robert O. Rondeau, Jr.	2001	7,500	2.0	15.05	45,100
	2000	13,500	1.8	5.88	34,200
	1998	7,500	5.3	14.33	25,450
	1997	18,300	1.1	8.67	156,150

(a)	Options granted under the Option Plan are both incentive and non-incentive stock options (as defined by applicable provisions of the Internal Revenue Code of 1986, as amended) with an exercise price equal to the fair market value at the time of issuance. All options issued under the Plan vest over a period of years from the grant date.

(b)	In 2000, in exchange for shares of restricted stock distributed under the Stock Plan, the above named executives relinquished option shares issued during 1998 and 1999. Thomas J. Hammond, Mark T. Hammond, Michael W. Carrie, Joan H. Anderson, Kirstin A. Hammond, and Robert O. Rondeau, Jr. relinquished 123,900, 123,900, 37,650, 21,750, 17,250, and 17,250 option shares, respectively.

(c)	Represents the present value of the option at the date of grant as determined using the Black-Scholes option pricing model. In calculating the present value of the options granted, the following assumptions were utilized: (i) the continuously compounded risk-free rate of return expressed on a weighted average annual basis was 6.2%, 5.6%, and 7.0%, (ii) expected volatility of the underlying Common Stock was 50.0%, 31.4%, and 39.0%; and (iii) expected lives of the options granted were 5, 3, and 6 years; and (iv) dividends on the underlying Common Stock increased at an annual rate of 2.0%. These assumptions are used for illustrative purposes only. No assurance can be given that actual experience will correspond to the assumptions utilized.

Year end stock option and restricted stock values. The following table sets forth information concerning the amount of stock options and restricted stock exercised during 2001 and held by the named executive officers at December 31, 2001.

		Number of Securities	Value of Unexercised
	Number of	Underlying Unexercised	In-the-Money Options at
	Option Shares/	Options at Year End	Year End(1)
	Restricted Shares	(Exercisable/	(Exercisable/
Name	Exercised	Unexercisable)	Unexercisable)

Thomas J. Hammond	361,700/30,975	182,250/346,425	$2,088,585/$4,877,735
Mark T. Hammond	329,154/30,975	27,396/503,925	313,958/5,740,910
Michael W. Carrie	57,310/9,413	—/60,937	—/940,852
Joan H. Anderson	47,500/5,288	—/36,862	—/549,777
Kirstin A. Hammond	8,400/4,313	17,400/33,937	156,954/490,897
Robert O. Rondeau, Jr.	30,000/4,313	—/33,937	—/490,897

(1)	Represents the difference between the fair value of the options underlying the Common Stock at year-end (based on the most recent sales price) and the exercise price of the options.

Employment Agreements. In 1997, the Company entered into separate employment agreements pursuant to which Thomas J. Hammond serves as Chief Executive Officer, Mark T. Hammond serves as President, Michael W. Carrie serves as Executive Vice President and Chief Financial Officer, and Joan H. Anderson serves as Executive Vice President. In 2001, the Company entered into employment agreements pursuant to which Robert O. Rondeau, Jr. serves as Executive Vice President and Kirstin A. Hammond serves as Executive Vice President. In such capacities, the above mentioned senior executives are responsible for overseeing all operations of the Company and for implementing the policies adopted by the Board of Directors of the Company. All such employment agreements are referred to herein collectively as the “Employment Agreements” and all persons who have entered into such Employment Agreements are referred to herein as the “Employees.”

The Board of Directors of the Company each believe that the Employment Agreements assure fair treatment of the Employees in relation to their career, providing them with a limited form of financial security while committing such persons to future employment for the term of their respective agreements. In the event that any Employee prevails over the Company in a legal dispute as to an Employment Agreement, he or she will be reimbursed for his or her legal and other expenses.

The term of the agreements are three years. The agreements provide for an annual base salary. On each anniversary date from the date of commencement of the Employment Agreements, the term of the Employee’s employment under the Employment Agreements will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Employment Agreements should be extended. The Employment Agreements provide the Employee with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation, and sick leave.

The Employment Agreements terminate upon the Employee’s death or disability, and are terminable by the Company for “just cause” as defined in the Employment Agreements. In the event of termination for just cause, no severance benefits are available. If the Company terminates the Employee without just cause, the Employee will be entitled to a continuation of his or her salary and benefits from the date of termination through the remaining term of such Employee’s Employment Agreement, plus an additional 12-month period, and, at the Employee’s election, either cash in an amount equal to the cost to the Employee of obtaining health, life, disability, and other benefits which the Employee would have been eligible to participate in through the Employment Agreement’s expiration date or continued participation in such benefit plans through the agreement’s expiration date, provided the Employee continued to qualify for participation therein. If the Employment Agreements are terminated due to the Employee’s “disability” (as defined in the Employment

Employment Agreements (cont’d)

Agreements), the Employee will be entitled to a continuation of his or her salary and benefits for up to 180 days following such termination. In the event of the Employee’s death during the term of the Employment Agreement, his or her estate will be entitled to receive his or her salary through the last day of the calendar month in which the Employee’s death occurred. The Employee is able to terminate voluntarily his or her Employment Agreement by providing 90 days’ written notice to the Board of Directors, in which case the Employee is entitled to receive only his compensation, vested rights and benefits up to the date of termination.

The Employment Agreements contain provisions stating that in the event of the Employee’s involuntary termination of employment in connection with, or within one year after, any change in control of the Company, other than for “just cause,” the Employee will be paid within 10 days of such termination an amount equal to the difference between (i) 2.99 times his or her “base amount,” as defined in Section 280G(b)(3) of the Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that the Employee receives on account of the change in control. “Control” generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 50% of the Company’s voting stock, the control of the election of a majority of the Company’s directors, or the exercise of a controlling influence over the management or policies of the Company. In addition, under the Employment Agreements, a change in control occurs when, during any consecutive two-year period, directors of the Company at the beginning of such period cease to constitute at least a majority of the Board of Directors of the Company. The amount determined using the forgoing formula would also be paid (a) in the event of an Employee’s involuntary termination of employment within 30 days following a change in control, or (b) in the event of the Employee’s voluntary termination of employment within one year following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by the Employee, including (i) the requirement that the Employee perform his or her principal executive functions more than 50 miles from his or her primary office, (ii) a reduction in the Employee’s base compensation as then in effect, (iii) the failure of the Company to continue to provide the Employee with contractual compensation and benefits, including material vacation, fringe benefits, stock option and retirement plans, (iv) the assignment to the Employee of duties and responsibilities which are other than those normally associated with his or her position with the Company, (v) a material reduction in the Employee’s authority and responsibility, and (vi) in the case of an employee who is also a director, the failure to re-elect the Employee to the Company’s Board of Directors. The aggregate payments that would be made to Messrs. Thomas J. Hammond, Mark T. Hammond and Carrie and Ms. Anderson, assuming termination of employment, other than for just cause, within one year of the change in control at January 1, 2001, would be approximately as follows: Mr. Thomas J. Hammond — $10.6 million; Mr. Mark T. Hammond — $8.3 million; Mr. Carrie — $2.0 million; Mrs. Anderson — $1.6 million; Mrs. Kirstin Hammond — $889,000; Mr. Robert O. Rondeau, Jr. — $1.0 million.

Employee Stock Acquisition Plan. The Company has implemented the Flagstar Bancorp, Inc. 1997 Employee Stock Acquisition Plan (“Purchase Plan”), the purpose of which is to encourage broad-based ownership by employees of the Company and, as a result, to provide an incentive for employees at all levels to contribute to the profitability and success of the Company. The Purchase Plan enables the Company to offer a convenient means for the employees who might not otherwise own Common Stock to purchase and hold the Common Stock, and through the partial refund feature of the Purchase Plan, to provide a meaningful inducement to participate.

The Purchase Plan is administered by the Board of Directors. All employees of the Company, its subsidiaries or affiliates who work 20 hours per week or more with at least 12 months of continuous employment and all directors are eligible to participate.

Under the Purchase Plan, eligible participants are to purchase from any third party and on the open market shares of the Common Stock and, upon providing evidence of the purchase to the Company, the employees would receive a payment from the Company equal to 15% of the full price of the shares. Reimbursement for total purchases in any one year is limited to 7% of the employee’s gross income from the Company in the prior calendar year. Costs related to the sale of such shares are borne by the individuals. Participants must sign a

Employee Stock Acquisition Plan (cont’d)

statement acknowledging that they are aware of the condition of the Purchase Plan that the shares purchased may not be sold for a period of one year.

Participants are entitled, with respect to Common Stock acquired under the Purchase Plan, to the same rights and distributions as are other holders of the Common Stock. The Purchase Plan was not designed to comply with the requirements of Section 423 of the Code with respect to “employee stock purchase plans.” As a result, participants in the Purchase Plan are taxed for federal income tax purposes in the year the refund is received by them. Costs incurred by the Company pursuant to the Purchase Plan are deductible as an expense by the Company.

Incentive Compensation Plan. The Company has also implemented the Flagstar Bancorp, Inc. 1997 Incentive Compensation Plan (the “Incentive Compensation Plan”) which is unfunded and as to which benefits are payable only in the form of cash from the Company’s general assets. The purposes of the Incentive Compensation Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company and to provide additional incentives to employees of the Company in the event the Company achieves certain financial performance goals indicative of its profitability and stability.

The Incentive Compensation Plan is administered by the Company’s Compensation Committee. The Compensation Committee decides, from year to year, which employees of the Company are eligible to participate in the Incentive Compensation Plan and the size of the bonus pool. Directors who are not employees may not participate in the Incentive Compensation Plan.

Each employee who is eligible to receive a bonus at the end of a plan year will receive a bonus equal to a predetermined amount adjusted by a mathematical formula which reflects aspects of the Company’s results for that year. However, the Incentive Compensation Committee may, in its discretion, by resolution adopted before the first day of any plan year, change said percentage. The aggregate amount of bonuses payable for any plan year will be proportionately reduced to the extent that the payment would cause the Bank to cease to be a “well-capitalized” institution. For 2001, the Incentive Compensation Plan provided for bonuses to be tied to return on equity, return on assets, deposit growth, CAMELS rating, and the volume of loan originations.

Only Messrs. Thomas and Mark Hammond were participants in this plan during 2001, 2000, and 1999.

Deferred Compensation Plan. The Company has implemented the 1997 Deferred Compensation Plan, which is intended to permit employees and directors to defer the current receipt of income until such time as funds or assets are distributed in the future. Employees may elect to defer up to 25 percent of annual compensation and directors may defer their entire compensation. Funds deferred remain the property of the Company and subject to the claims of the creditors of the Company in the event of default. However, the funds will be placed in a trust with an independent trustee and the individual participants may direct that their deferred amounts be invested in stock of the Company purchased on the open market. Upon withdrawal, the participant will have the option of receiving the stock or the proceeds of its sale at the then market price. All withdrawals from the trust would then be taxable as ordinary income. There have been no participants in this plan.

Whole Life Insurance Policy. The Company pays the premiums of variable whole life insurance policies which are available to all officers of the Company. The beneficiary of each such policy is the estate of the officer, except that the Company is the beneficiary to the extent of all premiums paid by the Company for such policy.

REPORT OF THE COMPENSATION COMMITTEE

Overview and Philosophy

The Company’s executive officers are also executive officers of the Bank and are compensated by the Bank not the Company. However, the responsibility for setting policies that govern executive compensation, and for recommending the components and structure of the compensation plans for executive officers of the Company rests with the Company’s Compensation Committee (the “Committee”). The Committee is comprised of Directors James D. Coleman, Chairman, Richard S. Elsea, and John R. Kersten.

Under the direction of the Committee, the Company has developed and implemented compensation policies and plans that embody a pay-for-performance philosophy. The policies and plans encourage achievement of objectives as formulated by the Company’s Board of Directors and its committees and reward exceptional performance as determined by the Committee. In the opinion of the Committee, this approach strengthens the Company’s long-term performance by making the goals and objectives of executive management congruent with those of the Company and its stockholders. The Committee also believes that competitive executive compensation and the structure of the Company’s compensation plans are essential to the Company’s desire to attract and retain qualified management. For 2001, the Committee considered and determined the compensation for each of the executive officers stated above.

Executive Compensation Programs

Within this overall purpose, the Committee has determined that the Company’s executive compensation program should have four primary components: base salary; cash bonuses under the stockholder-approved incentive compensation plan; long-term incentive compensation in the form of stock option awards under the stockholder-approved Option Plan or restricted stock awards under the Stock Incentive Plan (to be voted upon at the 2002 Annual Meeting); and other competitive benefits. Base and incentive compensation for executive officers depends primarily on regional and national surveys of compensation paid to executive officers of other savings and loan holding companies, commercial banks and mortgage lending institutions similar in size, market capitalization, scope of operations and other characteristics, as well as the Company’s operating results.

Base Compensation. The Committee has determined that the base compensation for the Company’s executive officers should be based primarily on the salaries paid to executives having comparable responsibilities at other similar institutions. A primary, but not the sole, source of information upon which the base compensation of executive officers is based are available surveys of compensation paid to executives performing similar functions at other financial institutions and/or mortgage banking companies. In setting base salaries, the Committee also considers other qualitative factors such as the overall performance of the Company and the personal performance and effectiveness of each officer.

Incentive Compensation. The Company has adopted the Incentive Plan, which relies on the specific performance of the Company each year compared with benchmark performance levels of returns on assets and equity, the OTS CAMELS rating of the Bank, deposit growth and loan origination volume, all considered in relation to the annual forecasted goals of the Company. Incentive compensation under the Incentive Plan is issued in the form of cash, the amount of which is generally based upon a mathematical formula.

Long-Term Incentive Compensation. The Compensation Committee believes that the grant of stock options encourages the Company’s executives to focus on managing the Company from the perspective of an equity owner. The Company has therefore adopted two plans that enable employees and officers to develop an equity interest in Flagstar, the most significant of which for senior officers are the Option Plan and the Purchase Plan.

Stock options have been granted under the Option Plan to senior and mid-level executives, the amounts and terms of which were determined by the Option Committee. The number of options granted was based on criteria that included consideration for the officer’s responsibility, performance and salary level. The value of these options, which become exercisable after a prescribed vesting period are issued for a ten year term including the vesting period.

In Addition, in June 2000 the Company’s Board of Directors adopted the Flagstar Bancorp 2000 Stock Incentive Plan. This plan allows the distribution of stock as compensation to the employee or director. The distributed stock is issued after an initial vesting period and the employee is taxed on the distribution at the then fair market value.

Other Benefits. In addition to the foregoing, the Company provides medical, dental and life insurance and defined contribution pension plan qualifying under Sections 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended to senior executives that are generally available to all Company employees, and other perquisites that are comparable to standards within the financial institutions industry.

Compensation of the Chief Executive Officer

As Chief Executive Officer, Thomas J. Hammond’s base salary is reviewed annually by the Committee in accordance with the procedures and policies described above. Since the Company’s executive compensation plans discussed previously are for the most part linked to the Company’s performance compared with the peer group and subject to formula calculation, his participation in these plans is determined in the same general manner as are the other executive officers.

The Committee believes that Mr. Hammond’s total compensation for 2001 appropriately reflected his contribution to the Company’s financial results.

COMPENSATION COMMITTEE

/s/ JAMES D. COLEMAN James D. Coleman Chairman Director Flagstar Bancorp	/s/ RICHARD S. ELSEA Richard S. Elsea Member Director Flagstar Bancorp	/s/ JOHN R. KERSTEN John R. Kersten Member Director Flagstar Bancorp

Compensation and Option Committee Interlocks and Insider Participation

The Compensation Committee of the Company reviews the compensation of the executive officers.

No other member of the Option or Compensation Committee engaged in transactions with the Company or any subsidiary involving more than $60,000 during the year ended December 31, 2001 or otherwise rendered services to the Company through a law firm or investment banking firm.

No executive officer of the Company, at any time during 2001, also served on a compensation committee or otherwise as a director of another company whose executive officer served on the Company’s Compensation Committee or as a director of the Company.

STOCKHOLDER PROPOSAL 2. INCREASE IN OPTION SHARES

In January 1997, the Company’s Board of Directors adopted resolutions to implement the Option Plan. Upon completion of the initial public offering, the Company reserved 2,050,000 shares of Common Stock to the Option Plan. In February 1999, the Company’s Board of Directors adopted similar resolutions to reserve an additional 1,025,250 shares of common stock to the Option Plan.

The purpose of the Option Plan is to provide an additional incentive to directors and employees by facilitating their purchase of Common Stock. The Option Plan has a term of 10 years, from May 5, 1997, after which no awards may be made, unless the plan is earlier terminated by the Board of Directors. Pursuant to the Option Plan, approximately 3,025,000 shares have been issued to recipients, leaving a reserve of approximately 50,000 shares of Common Stock available for future issuance.

All options granted under the Option Plan have been incentive stock options (“ISOs”), to the extent allowable by tax law. ISO’s are options that comply with certain restrictions pursuant the Internal Revenue Code of 1986, as amended (the “Code”) and thereby provide favorable tax treatment to the recipient.

The Company accounts for the Option Plan in accordance with the provisions of APB No. 25, “Accounting for Stock issued to Employees” and adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123.

Stock options have been granted under the Option Plan to Company officers and directors, the amounts and terms of which were determined by the Option Committee. The number of options granted was based on criteria that included consideration for the officer’s responsibility, performance, and salary level. The value of these options, which vest after a period of time and are exercisable for a period of up to ten years after the issuance of the option, is intended to track the performance of the Common Stock over an extended period of time.

The Board of Directors believes that an increase in the shares reserved for the Option Plan is in the best interest of the Company and, therefore, at a meeting held February 19, 2002, the Board of Directors adopted a proposed amendment to increase the number of reserved shares of common stock from 3,075,250 shares, to 4,075,250 shares.

The Option Committee presently has no plans to issue any of the proposed shares that the approval of this amendment would allow. The Board of Directors believes that the proposed increase in the number of shares provide the Option Committee the flexibility it will need in conducting its business.

The Board of Directors recommends a vote “FOR” the proposed amendment to the Charter increasing the number of authorized shares of common stock reserved under the Option Plan. The enclosed proxy will be so voted unless the shareholder specifies a contrary choice. The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of this proposed amendment. A failure to vote, abstention, or broker non vote with respect to the proposed amendment will have the effect of a vote against the proposed amendment.

STOCKHOLDER PROPOSAL 3. THE CLASSIFIED BOARD PROPOSAL

General

The Company’s Restated Articles of Incorporation and Bylaws currently provide for a classified Board of Directors in which members are split evenly among three groups, or classes, with staggered three-year terms so that only one class is subject to election by stockholders each year. As a result, only one-third of the Board of Directors could be replaced by stockholders at a single annual meeting of stockholders. Under Michigan law, a corporation may have a classified board of directors under which directors have either staggered two-year terms or staggered three-year terms so that not more than one-half or one-third of the directors, respectively, stand for election each year.

Proposed Amendment

The Board recommends that stockholders consider and approve an amendment to the Company’s Restated Articles of Incorporation to change the classification of the Board into two classes rather than three classes (the “Classified Board Proposal”). Under the Classified Board Proposal, each class of the Board of Directors will serve a two-year term rather than a three-year term, with one class elected each year. Each class would be nearly as equal in number to the other as possible.

Assuming that the Classified Board Proposal is adopted, the directors nominated for election under Proposal I and elected for three-year terms under the Company’s current Restated Articles of Incorporation will be deemed to have been elected instead to interim periods as specified in Proposal I. These interim periods mean that, if elected, three of those directors will be deemed to have been elected to two-year terms, and the remaining two directors will be deemed to have been elected to interim one-year terms. The purpose of the interim one-year term is to immediately establish two classes of the Board as nearly equal in size as possible so that not more than one-half of the directors will stand for election each year thereafter. Following the expiration of the interim terms, directors of the Company will serve two-year terms

Considerations in Support of the Proposal

The purpose of the Classified Board Proposal is to increase the ability of the Company’s stockholders to control the business and affairs of the Company. If adopted, the Classified Board Proposal would make the removal of current management and the Board of Directors less difficult. With the Board of Directors divided into only two classes with staggered terms, the stockholders will have the ability to replace approximately one-half of the Board of Directors each year. Thus, the Classified Board Proposal would make it less difficult for stockholders of the Company to significantly affect the composition of the Board. At the same time, the Classified Board Proposal will maintain the continuity and stability of the Company’s policies by retaining a structure in which at least one-half of the Board will have experience serving as directors of the Company following any election of directors. The Board believes that this will, in turn, continue to facilitate the Company’s ability to attract and retain qualified members of the Board of Directors, and also facilitate hiring and retaining competent management personnel by maintaining a stable employment environment.

Other Considerations

Because directors of the Company will be directly affected by the Classified Board Proposal, they may be deemed to have an interest in its outcome.

Vote Required

The Board of Directors has unanimously approved the Classified Board Proposal and unanimously recommends a vote “FOR” the approval of the Classified Board Proposal. Approval of the Classified Board Approval requires the affirmative vote of a majority of the outstanding shares of Common Stock. The failure to vote, abstention, or broker non-vote with respect to the proposed amendment will have the effect of a vote against the proposed amendment.

Although the Company believes that the material provisions of the amendment to the Company’s Restated Articles of Incorporation are set forth above, reference should be made to the text of the amendment, a copy of which is attached as Annex A to this Proxy Statement.

Cumulative Stock Performance Graph

The graph and table that follow show the cumulative return on the Common Stock since April 30, 1997. This return is compared in the table and graph with the cumulative return over the same period with the following three indices: (i) the Nasdaq Financial 100 Index (2) the Nasdaq Bank Index, and (3) the S&P Mid Cap 400 Index. The graph and table were prepared assuming that $100 was invested on April 30, 1997 in the Common Stock and in each of the indices. Cumulative total return on the Common Stock or the three indices equals the total increase in value since April 30, 1997. No reinvestment of dividends has been assumed due to immaterial amounts paid. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or any particular index.

CUMULATIVE TOTAL STOCKHOLDER RETURN

COMPARED WITH PERFORMANCE OF SELECTED INDICES
APRIL 30, 1997 THROUGH DECEMBER 31, 2001

Index	4/30/97	6/30/97	12/31/97	6/30/98	12/31/98	6/30/99	12/31/99	6/30/00	12/31/00	6/30/01	12/31/01
Flagstar Bancorp, Inc.	100.00	125.00	152.28	187.50	200.96	194.23	132.69	62.50	192.31	160.73	232.27
Nasdaq Financial 100	100.00	113.84	147.14	148.42	143.07	149.45	130.25	111.73	144.58	149.31	149.43
Nasdaq Banks	100.00	116.80	150.66	153.53	132.92	135.04	122.31	108.29	140.26	152.30	154.39
S & P Midcap 400 Index	100.00	100.00	100.52	108.57	118.29	125.64	134.07	145.26	155.81	197.73	201.94

Certain Transactions

The Company and its subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. The following business transactions were conducted in the ordinary course of business on substantially the same terms, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.

•	Mr. Richard Elsea is a member of the Company’s Board of Directors and the Company’s Compensation Committee, and in that role sets the annual compensation amount for the executive officers of the Company. Mr. Elsea is the owner of John Adams Mortgage Company, a wholesale mortgage broker that sells mortgage loans to the Company.

John Adams Mortgage sold $4.0 million in mortgage loans to the Company during 2001.

•	Mr. C. Michael Kojaian is a member of the Company’s Board of Directors and the Company’s Option Committee, and in that role sets any allocation of option shares for the executive officers of the Company. Mr. Kojaian is the Executive Vice President of Kojaian Companies and Kojaian Management Corporation, a commercial development firm and a commercial property management company. Mr. Kojaian is also a member of the Board of Directors of Grubb & Ellis.

Grubb & Ellis provided building management services for the headquarters building in 2001 totaling $1.6 million.

•	Mr. John Kersten is a member of the Company’s Board of Directors and the Company’s Compensation Committee, and in that role sets the annual compensation amount for the executive officers of the Company. Mr. Kersten is the owner of Cambridge Mortgage Company, a correspondent of the Company.

Cambridge Mortgage is a correspondent of the Company and sold $178.9 million in mortgage loans to the Company during 2001.

Cambridge Mortgage is also a customer that utilizes the Company’s warehouse lending program offered through the Company’s commercial loan division. Cambridge Mortgage has an approved line of credit of $14.3 million. The average amount outstanding during 2001 was $6.6 million, with a high balance of $14.2 million and a balance at December 31, 2001 of $12.7 million. Mr. Kersten has personally guaranteed this line of credit

Mr. John Kersten and Town and Country Real Estate Company are also joint guarantors on a $400,000 commercial line of credit which had an average outstanding balance during 2001 of $296,021. The outstanding balance of this loan at December 31, 2001 was $296,021.

•	Mr. Mark T. Hammond served as President and Vice Chairman of the Board of the Company during 2001. Mr. Hammond is also the founder and a board member of the Share a Smile Foundation. Share a Smile is a 501(c)(3) non-profit organization that is staffed entirely with volunteers. Share a Smile provides assistance to needy individuals on a case by case basis. The Company engaged in certain transactions with Share a Smile during 2001.

Mrs. Kirstin A. Hammond served as Executive Vice President of the Company during 2001. Mrs. Hammond is also a board member and the Treasurer of the Share a Smile Foundation.

Mrs. Carrie Langdon is an 6.8% stockholder of the Company, the sister of Mark T. Hammond, and the daughter of Thomas J. Hammond, the Chairman of the Board of the Company. Mrs. Carrie Langdon is also a board member and Vice President of the Share a Smile Foundation.

On March 31, 2001, the Company donated a house, which was taken back in the foreclosure process, to Share a Smile Foundation. The house was taken back in October 2000. The charitable donation made totaled $41,417. The loan had a book value of $48,221.

Share a Smile Foundation also has contracted with Flagstar Bank whereas the Bank provides accounting services to the Foundation. The Company received $375 in accounting fees during 2001.

•	Mrs. Catherine Rondeau is a 7.4% stockholder of the Company and the wife of Robert O. Rondeau, Jr., an Executive Vice President of the Company. Mrs. Rondeau is also the daughter of Mr. Thomas J. Hammond, the Chairman of the Board of the Company.

The Company paid Seahawk Surety Corporation $383,000 for a replacement stock certificate for Mrs. Rondeau. Mrs. Rondeau did not have possession of the certificate issued for her at the initial public offering in 1997.

•	During 2001, the Company disbursed $17,449 to its legal representatives in order to attend to matters covered in the Stockholders Rights Agreement dated May 7, 1997. These fees were paid for services provided to Mr. Thomas J. Hammond, Mr. Mark T. Hammond, Mrs. Carrie Langdon, and Mrs. Catherine Rondeau. These services were for the most part required for stock registration in stock sales transactions.

•	Mr. Robert O. Rondeau, Jr. is an Executive Vice President of the Company. During 2001, the Company engaged in certain transaction with Select Financial, a Rhode Island mortgage company owned by Robert and Marie Rondeau, the parents of Mr. Rondeau.

Select Financial is a correspondent of the Company and sold $50.2 million in mortgage loans to the Company during 2001.

Select Financial is also a customer that utilizes the Company’s warehouse lending program offered through the Company’s commercial loan division. Select Financial has an approved line of credit of $7.3 million. The average amount outstanding during 2001 was $2.2 million, with a high balance of $6.3 million and a balance at December 31, 2001 of $2.3 million. During 2001, 405 advances were completed for a total of $61.3 million. Robert and Marie Rondeau have personally guaranteed this line of credit

•	Mr. Thomas J. Hammond is the Chairman of the Board and served as Chief Executive Officer of the Company during 2001. The Company completed the following transactions with Mr. Hammond or companies controlled by him during 2001.

Record Buck is an S Corporation wholly owned by Thomas J. Hammond. Record Buck borrowed $2.0 million from the Bank in 2001. The loan was collateralized by a $2.0 million certificate of deposit on deposit with the Bank. The loan had a term of 180 days and was paid as agreed. The rate and term of the loan was not unlike any similar loan available to the general public.

Record Buck also has contracted with Flagstar Bank whereas the Bank provides accounting and payroll services to Record Buck. The Company received $750 in accounting fees during 2001.

Drake Aviation is an S Corporation wholly owned by Thomas J. Hammond. Drake Aviation provided flight service to various executives and management during 2001. Total fees paid to Drake Aviation were $74,675 during 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that all transactions that occurred during the year ended December 31, 2001 were satisfactorily reported.

Independent Auditors

The Board of Directors has appointed the public accounting firm of Grant Thornton LLP to continue as independent auditors for the Company for the year ending December 31, 2002. Grant Thornton LLP served as the Company’s independent auditors for the year ended December 31, 2001. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

  Audit Fees

Aggregate fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2001 and the review of financial statements included in the quarterly form 10-Q filed with the Securities and Exchange Commission for that fiscal year were: $243,000.

  Financial Information System Design and Implementation Fees

No professional services were rendered by Grant Thornton LLP for the year ended December 31, 2001, with respect to, directly or indirectly, operating, or supervising the operation of, the Company’s information systems or managing the Company’s local area network or designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements taken as a whole.

  All Other Fees

The aggregate fees paid during 2001 for all other services (principally tax related) rendered by Grant Thornton LLP totaled $96,875.

The Company’s Audit Option Committee has concluded that the provision of services covered under the caption All Other Fees is compatible with Grant Thornton LLP maintaining their independence. None of the hours expended on Grant Thornton’s engagement to audit the consolidated financial statements for the year ended December 31, 2001, were attributed to work performed by persons other than Grant Thornton’s full-time, permanent employees.

Stockholder Proposals

It is anticipated that the Company’s annual meeting in 2003 will be held on May 10, 2003 and any stockholder who intends to present a proposal for action at that meeting and would like a copy of the proposal included in the Company’s proxy materials must forward a copy of the proposal or proposals to the Company’s principal executive office at 5151 Corporate Dr. Road, Troy, Michigan 48098, and it must be received by the Company not later than November 30, 2002. The Company will have discretionary authority to vote proxies on matters at the 2003 annual meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by the Company prior to the deadline provided in the Company’s Bylaws for such matters. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2003 annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters

The Board of Directors is not aware of any other business to be presented for action by the stockholders at the 2002 Annual Meeting other than those matters described in this proxy statement and matters incident to the conduct of the 2002 Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors.

Miscellaneous

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone number without additional compensation.

The Company’s 2001 Annual Report to Stockholders (the “Annual Report”), including financial statements, has been mailed to all persons who were stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Chief Financial Officer of the Company. The Annual Report is not to be treated as a part of this proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ MARY KAY MCGUIRE

Mary Kay McGuire
Secretary

Troy, Michigan

April 2, 2002

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the Record Date upon written request to Michael W. Carrie, Chief Financial Officer, Flagstar Bancorp, Inc., 5151 Corporate Dr., Troy, Michigan 48098.

FLAGSTAR BANCORP, INC.
5151 Corporate Dr.
TROY, MICHIGAN 48098

REVOCABLE PROXY FOR THE ANNUAL MEETING
OF STOCKHOLDERS
MAY 6, 2002

The undersigned hereby constitutes and appoints Michael W. Carrie and James D. Coleman, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan on May 6, 2002 at 1:00 p.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE ALLOCATION OF ADDITIONAL COMMON SHARES TO THE 1997 STOCK OPTION PLAN, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.

(1)	The election of Directors: Thomas J. Hammond, C. Michael Kojaian, Robert O. Rondeau, Jr., and Kirstin A. Hammond, and Charles Bazzy.

FOR all nominees listed above	WITHHOLD AUTHORITY to vote
(except as marked to the	for all nominees listed above.
contrary below)

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE’S NAME BELOW.)

(2)	To allocate an additional 1.0 million shares to the 1997 Stock Option Plan

FOR an allocation of shares	WITHHOLD

(3)	To reduce the number of classes on the Board of Directors from three to two

FOR a reduction of classes	WITHHOLD

(4)	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of the Stockholders and Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2001, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

Date:___________________________

Signature:_______________________

Signature:_______________________

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

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